Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated August 14, 2006 and is by and between MEDALLION FINANCIAL CORP., a Delaware corporation having an address of 437 Madison Avenue, New York, New York 10022 (the “Borrower”), and STERLING NATIONAL BANK, a national banking association having an address of 650 Fifth Avenue, New York, New York 10019 (the “Bank”).

RECITALS

A. The Borrower and the Bank entered into a Loan and Security Agreement dated April 26, 2004 (the “Original Loan Agreement”), pursuant to which the Bank has agreed to extend certain credit and make certain loans to the Borrower in an aggregate principal amount not to exceed $15,000,000.

B. Pursuant to a First Amendment to Loan and Security Agreement dated July 28, 2005 (the “First Amendment”), the Borrower and the Bank amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to June 30, 2006.

C. Pursuant to a letter agreement dated June 15, 2006 (the “Letter Extension”) (the Original Loan Agreement, as amended by the First Amendment and the Letter Extension, is collectively referred to herein as the “Loan Agreement”), the Borrower and the Bank further amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to August 31, 2006.

D. The Borrower has requested, and the Bank has agreed to make, certain amendments to the Loan Agreement, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Defined Terms. Except as otherwise indicated herein, all words and terms defined in the Loan Agreement shall have the same meanings when used herein.

2. Increase in Borrowing Base. The definition of the term “Borrowing Base” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Borrowing Base” shall mean at any time an amount equal to either (i) subject to clause (ii) below, one hundred (100%) percent of the portion of the aggregate outstanding principal amount of all Eligible Underlying Loans that is owned and held by the Borrower or a Pledgor or (ii) if and for so long as the amount calculated pursuant to clause (i) above is $18,750,000 or more, then $20,000,000.

3. Increase in Maximum Amount. The Maximum Amount under the Loan Agreement is hereby increased from $15,000,000 to $20,000,000. Accordingly, the definition of the term “Maximum Amount” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Maximum Amount” shall mean $20,000,000.

4. Extension of Revolving Credit Termination Date. The Revolving Credit Termination Date is hereby extended from August 31, 2006 to June 30, 2007. Accordingly, the definition of the term “Revolving Credit Termination Date” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Revolving Credit Termination Date” shall mean June 30, 2007.

5. New Defined Terms. The following defined terms are hereby added to Section 1.1 of the Loan Agreement in alphabetical order:

“Interest Period” shall mean either one, two or three months, as designated by the Borrower in each Advance Request; provided, however, that (i) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, subject to clause (iii) below; (ii) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (iii) with respect to any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of a calendar month and (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date.

“Letter of Credit” shall mean any documentary letter of credit issued by the Bank hereunder at the request and for the account of the Borrower.

“LIBOR Based Rate” shall mean the LIBOR Rate plus 200 basis points.

“LIBOR Rate” shall mean the rate of interest for deposits in U.S. Dollars for a maturity equal to the Interest Period therefor which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period. If such rate does not appear on Telerate Page 3750, the rate utilized shall be the rate which appears, or if two or more such rates appear, the average (rounded upward, if necessary, to the next 1/16 of 1%) of the rates which appear, on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.

“Shareholders’ Equity” shall mean, at any time, the total amount of shareholders’ equity in the Borrower as shown on the then most current financial statements of the Borrower delivered to the Bank pursuant to Section 5.8 hereof.

6. Procedure for Advances. Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.2 Procedure for Advances. Subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and reborrow from the Bank under the Revolving Credit Loan. Each Advance shall be made upon prior written or telephonic (followed by written) notice from the Borrower to the Bank (an “Advance Request”) specifying (i) the proposed date of such borrowing, (ii) the principal amount thereof and (iii) the applicable Interest Period. Each Advance Request shall be irrevocable and must be received by the Bank not later than 12:00 p.m. New York City time on the requested date of the Advance. On the date of each such Advance, upon fulfillment of the conditions precedent set forth herein, the Bank shall make available to the Borrower the amount of such Advance by transferring such funds to the account maintained at the Bank’s principal office located at the address set forth on the first page of this Agreement or in accordance with written instructions provided by the Borrower and reasonably acceptable to the Bank.

7. Change in Interest Rate. The interest rate on the Revolving Credit Loans is hereby changed from the Prime Rate to a rate per annum equal to two hundred (200) basis points over the LIBOR Rate. Accordingly, Section 2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.4 Interest Rate Under Revolving Credit Note. Except as provided in Sections 2.17(a) and 2.17(c), the outstanding daily principal balance of the Revolving Credit Note shall bear interest for the Interest Periods applicable thereto at a rate per annum equal to the LIBOR Based Rate or, upon the occurrence of an Event of

Default, such higher rate as provided in the Revolving Credit Note. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. To the extent that, as provided in Sections 2.17(a) or 2.17(c), any portion of the outstanding principal amount of the Revolving Credit Note bears interest at the Prime Rate, such rate of interest shall be adjusted automatically as of the opening of business on each day on which any change in the Prime Rate occurs.

8. Change in Demand Deposit Account Requirements. The required Borrower DDA Balances are hereby increased from $1,000,000 to $1,500,000, and the rate charged on any shortfall in the amount of the Borrower DDA Balances is hereby reduced from the Prime Rate plus 2% to the Prime Rate. Accordingly, Section 2.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.13 Demand Deposit Accounts. The Borrower shall maintain its demand deposit accounts with the Bank, which shall be established with the Bank on or before the date hereof. The average daily compensating balance maintained by the Borrower in its demand deposit account with the Bank, plus the aggregate average daily compensating balances of all other demand deposit accounts maintained with the Bank by the Pledgors and other Affiliates of the Borrower (collectively, the “Borrower DDA Balances”), shall at no time be less than $1,500,000. To the extent that the Borrower DDA Balances are less than $1,500,000, the Borrower shall pay a deficiency fee to the Bank in an amount equal to the Prime Rate on the amount of such shortfall. Said deficiency fee shall be payable in arrears in quarterly installments on the same dates that the unused line fee is payable pursuant to Section 2.14 hereof. It is understood and agreed that the failure by the Borrower to maintain the Borrower DDA Balances as set forth herein shall not in and of itself be deemed to constitute an Event of Default.

9. Letters of Credit. The following new Section 2.16 is hereby added to the Loan Agreement:

2.16 Letters of Credit.

(a) General. As part of the Revolving Credit Loan, at any time prior to the Revolving Credit Termination Date, the Bank shall issue such Letters of Credit as the Borrower shall request, provided that (i) at the time of issuance of each such Letter of Credit, the Borrower would then be permitted to receive an Advance hereunder in the face amount of the Letter of Credit, (ii) the face amount of such Letter of Credit, plus the aggregate undrawn face amount of all Letters of Credit then outstanding, does not exceed $2,500,000 and (iii) such Letter of Credit will expire on or before the Revolving Credit Termination Date.

(b) Issuing the Letters of Credit. Each Letter of Credit shall be issued by the Bank in accordance with its customary procedures following its receipt of written notice from the Borrower, such notice to specify the date, amount, expiration date and beneficiary of such Letter of Credit and to be accompanied by the Bank’s customary application and agreement for letters of credit and such other documents as the Bank may reasonably request.

(c) Reimbursement Obligation for Letters of Credit. The Borrower absolutely, irrevocably and unconditionally agrees to pay to the Bank an amount equal to, and in reimbursement for, each amount which the Bank pays under any Letter of Credit on or before the earlier of (a) the date specified for payment, if any, of such amount by the Bank in the Letter of Credit or (b) the actual date of payment by the Bank of such amount. The Borrower hereby authorizes the Bank to make from time to time, pursuant to Section 2.1, one or more Advances in an amount equal to the Borrower’s reimbursement obligation as set forth herein and to distribute such Advance to the Bank to be applied in payment of such reimbursement obligation. The Borrower shall, promptly upon request by the Bank, execute and deliver to the Bank a reimbursement agreement, in form and substance acceptable to the Bank, for each Letter of Credit issued by the Bank hereunder.

(d) Letter of Credit Fees. The Borrower shall pay the Bank such customary fees and charges in connection with the Letters of Credit as and when same are required by the Bank in accordance with its general practice relating to the issuance, maintenance, transfer, negotiation and payment of letters of credit, including without limitation an opening fee equal to one-eighth of one percent (1/8%) of the face amount of each Letter of Credit and a negotiation fee equal to one-eighth of one percent (1/8%) of the face amount of each Letter of Credit.

(e) Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits and the International Standby Practices, each as most recently published by the International Chamber of Commerce, shall in all respects be deemed a part of this Agreement as if set forth at length herein and shall apply to the Letters of Credit.

(f) Indemnification for Letters of Credit. The Borrower agrees to, and hereby does, indemnify, defend and save harmless the Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Bank may incur or be subject to as a consequence, directly or indirectly, of the issuance of any Letter of Credit, or any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under any Letter of Credit. In furtherance and not in limitation of the foregoing, the obligations of the Borrower hereunder shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit, or any agreement or instrument relating thereto;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary or any transferee of any Letter of Credit;

(iii) any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

(v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vi) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit;

(vii) any misapplication by the beneficiary of any Letter of Credit or the proceeds of any drawing under such Letter of Credit; or

(viii) any other circumstance or happening whatsoever, whether or not similar to the foregoing;

provided, however, that notwithstanding the foregoing, the Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence, willful misconduct or wrongful refusal to honor any Letter of Credit.

10. General Provisions Regarding LIBOR. The following new Section 2.17 is hereby added to the Loan Agreement:

2.17 General Provisions Regarding LIBOR.

(a) Alternate Interest Rate. If within three (3) Business Days of any date that the Borrower requests an Advance, the Bank shall determine in its sole discretion, reasonably exercised, that it is (i) unable to quote the requested LIBOR Rate because quotations are not being provided in the relevant amount or for the relevant maturities or (ii) any change in applicable law or regulation (or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof) has made or will make it unlawful for the Bank to make or maintain any Advance at a LIBOR Based Rate or to comply with any of the Bank’s obligations in respect of any Advance at a LIBOR Based Rate, the Bank shall promptly notify the Borrower of such determination and, so long as such condition remains in effect, no Advance shall be made by the Bank on the borrowing date. Upon receipt of such notification, the Borrower may withdraw any outstanding request for an Advance by giving written notice of withdrawal to the Bank prior to such borrowing date. Unless withdrawn in accordance with this Section 2.17(a), any outstanding request for such Advance shall be deemed to be a request for an Advance at the Prime Rate in equal principal amount, and such Advance shall be made at the Prime Rate on such borrowing date. In addition, all outstanding Advances shall, at the Borrower’s option, either be prepaid or converted to Prime Rate loans at the end of the applicable Interest Period; provided, however, that if it shall be unlawful for the conversion of such Advances to Prime Rate loans to be effective as of the end of the applicable Interest Period, such conversion shall be deemed to occur as of the date of such notice by the Bank.

(b) Indemnification. Except as provided in Section 2.17(a), each request for an Advance shall be irrevocable and binding upon the Borrower. The Borrower hereby agrees to indemnify the Bank, upon demand by the Bank at any time, against any and all actual losses (including any actual loss of profit), costs or expenses which the Bank may at any time or from time to time sustain or incur as a consequence of: (i) any breach by the Borrower of its obligation to borrow on the borrowing date specified in any request for an Advance, (ii) any failure by the Borrower to pay punctually on the due date thereof, any amount payable by the Borrower to the Bank on Advances, (iii) the acceleration of the time of payment of any of the Borrower’s obligations in respect of Advances, or (iv) the repayment or prepayment of the principal of any of the Advances on a date other than the end of the applicable Interest Period. Such losses, costs or expenses shall include, without limitation, (1) any costs incurred by the Bank in carrying funds which were to have been borrowed by the Borrower or in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by the Borrower to the Bank in respect of Advances, (2) any interest payable by the Bank to the lenders of the funds referred to in the immediately preceding clause (1), and (3) any actual losses (including any actual loss of profit) incurred or sustained by the Bank in liquidating or re-employing funds acquired from third parties to make any of the Advances or to fund or maintain all or any part of the principal of any of the Advances.

(c) Additional Costs and Expenses.

(i) The Borrower recognizes that the cost to the Bank of making or maintaining Advances or any portion thereof at a LIBOR Based Rate may fluctuate, and the Borrower agrees to pay to the Bank, within ten (10) days after written demand, an additional amount or amounts as the Bank shall reasonably determine will compensate the Bank for additional costs incurred by the Bank in maintaining Advances or any portion thereof at a LIBOR Based Rate as a result of:

(A) the imposition after the date of any Advance of, or changes after the date of any Advance in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to, any reserve on Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States) at the ratios provided in such Regulation from time to time, it being agreed that the portion or portions of the Revolving Credit Note bearing interest at a LIBOR Based Rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of, or credit for, prorations, exceptions or offsets that may be available to the Bank or from time to time under such regulations and irrespective of whether the Bank actually maintains all or any portion of the reserve;

(B) any change, after the date of any Advance, in any applicable laws, rules or regulations or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to the Bank of the principal of or interest on any Advance or any other payments made hereunder (other than taxes imposed on all or any portion of the overall net income of the Bank or franchise taxes), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by the Bank, or imposing on the Bank or on the London Interbank market any other condition affecting this Agreement or the Revolving Credit Note so as to increase the cost to the Bank of making or maintaining Advances at a LIBOR Based Rate or to reduce the amount of any sum received or receivable by the Bank under the Revolving Credit Note (whether of principal, interest or otherwise); or

(C) the determination by the Bank, after the date of any Advance, that the applicability of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Advances or under the Revolving Credit Note or this Agreement, to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy).

(ii) Any amount or amounts payable by the Borrower to the Bank in accordance with the provisions of this Section 2.17(c) shall be paid within ten (10) days of receipt by the Borrower from the Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon the Borrower absent manifest error. Failure on the part of the Bank to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of the Bank’s right to demand compensation for any increased costs incurred during any subsequent Interest Period.

(d) Election of New Interest Period. Subject to the provisions of this Section 2.17, upon the expiration of any Interest Period applicable to an Advance or portion thereof, the Borrower shall have the option to elect another Interest Period for all or any portion thereof by delivering notice thereof to the Bank at least three (3) Business Days prior to the expiration of such Interest Period. Such notice shall be irrevocable and shall specify the applicable amount of the Advance or portion thereof and the requested Interest Period therefor. In the event the Bank does not receive such a notice in accordance with the provisions hereof with respect to any applicable Advance or portion thereof, upon the expiration of the Interest Period applicable thereto, such Advance or portion thereof shall automatically be continued with an Interest Period of one (1) month.

11. Change in Tangible Net Worth Covenant. Section 5.16(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) The Borrower shall not cause, suffer or permit its Tangible Net Worth to be less than $130,000,000 at any time.

12. Addition of Minimum Shareholders’ Equity Covenant. Section 5.16 of the Loan Agreement is hereby further amended by adding the following new clause (c) at the end thereof:

(c) The Borrower shall not cause, suffer or permit its Shareholders’ Equity be less than $150,000,000 at any time.

13. Amendments to Other Loan Documents. Each of the other Loan Documents is hereby amended to the extent necessary to reflect the amendments to the terms of the Loan Agreement effected by this Amendment. Without limiting the generality of the foregoing, each of the other Loan Documents shall secure the Revolving Credit Note (as defined below) to the same extent, and with the same effect, as it secured the Prior Note (as defined below). The Borrower shall take or cause to be taken such actions, and shall execute, deliver, file and/or record or cause to be executed, delivered, filed and/or recorded such documents and other instruments, as the Bank shall deem to be necessary or advisable in order to confirm, implement or perfect the amendments to the other Loan Documents effected by this Paragraph 13.

14. No Defenses. The Borrower acknowledges that, as of July 26, 2006, the aggregate outstanding principal balance under the Revolving Credit Loan was $6,900,000.00. The Borrower acknowledges and agrees that, as of the date hereof, it has no offsets, counterclaims or defenses of any nature whatsoever to its Obligations to the Bank under the Loan Agreement or any of the other Loan Documents, and hereby expressly waives and releases any and all claims against the Bank which exist on the date hereof with respect thereto.

15. Substitute Note. Concurrently herewith, the Borrower is executing and delivering to the Bank a Substitute Revolving Credit Note in the maximum principal amount of $20,000,000 (the “Revolving Credit Note”) in substitution for, but not in repayment of, the Substitute Revolving Credit Note dated July 28, 2005 in the maximum principal amount of $15,000,000 previously issued by the Borrower to the Bank (the “Prior Note”). The execution and delivery by the Borrower of the Revolving Credit Note pursuant to the provisions hereof shall not constitute a refinancing, repayment, accord and satisfaction or novation of the Prior Note or the indebtedness evidenced thereby.

16. New Guaranty. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, the Borrower is causing the Pledgors to execute and deliver to the Bank concurrently herewith a joint and several guaranty of all of the Borrower’s Obligations to the Bank.

17. Representations and Warranties. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, the Borrower hereby represents and warrants to the Bank that:

(a) All of the representations and warranties of the Borrower set forth in the Loan Agreement are true, complete and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof and as if set forth at length herein.

(b) After giving effect to this Amendment, no Event of Default presently exists and is continuing on and as of the date hereof.

(c) Since the date of the Borrower’s most recent financial statements delivered to the Bank, the Borrower has not experienced a material adverse effect in its business, operations or financial condition.

(d) The Borrower has full power and authority to execute, deliver and perform any action or step which may be necessary to carry out the terms of this Amendment and this Amendment has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, general equity principles or other similar laws affecting the enforcement of creditors’ rights generally.

(e) The execution, delivery and performance of this Amendment will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance, (ii) conflict with, result in a breach of, or constitute a default under (A) the certificate of incorporation or by-laws of the Borrower, (B) any order, judgment, award or decree of any court, governmental authority, bureau or agency, or (C) any mortgage, indenture, lease, contract or other material agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound, or (iii) result in the creation or imposition of any lien or other encumbrance upon or with respect to any property or asset now owned or hereafter acquired by the Borrower, other than liens in favor of the Bank, except, in the case of clauses (ii) and (iii) above, for any deviation from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

(f) No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any person is required in connection with the execution, delivery and performance by the Borrower of this Amendment or the validity thereof or the transactions contemplated thereby, other than (i) filing or recordation of financing statements and like documents in connection with the Liens granted in favor of the Bank, (ii) those consents, if they were not obtained or made, which would not reasonably be expected to have a Material Adverse Effect and (iii) filing which the Borrower may be obligated to make with the Securities and Exchange Commission.

18. Bank Costs. The Borrower shall reimburse the Bank on demand for all costs, including reasonable legal fees and expenses and recording fees, incurred by the Bank in connection with this Amendment and the transactions referenced herein. If payment of such costs is not made within ten (10) days of the Bank’s demand therefor, the Bank may, and the Borrower irrevocably authorizes the Bank to, charge the Borrower’s account with the Bank or make an Advance under the Revolving Credit Loan in order to satisfy such obligation of the Borrower.

19. Counterparts. This Amendment may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

20. No Change. Except as expressly set forth herein, all of the terms and provisions of the Loan Agreement shall continue in full force and effect.

21. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date set forth on the first page hereof.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman & Chief Executive Officer

STERLING NATIONAL BANK

By:	/s/ Richard Assaf
Name:	Richard Assaf
Title:	Vice President

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